Exhibit 16.1

July 2, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the statements made by BiomX Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of BiomX, Inc. dated July 2, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Kesselman & Kesselman
Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Attachment